CONSENT OF COUNSEL

We hereby consent to the use of our name and to the reference to our Firm under the caption “Legal Counsel” in the Statement of Additional Information that is included in Post-Effective Amendment No. 15/18 to the Registration Statement (No. 33-200168; 811-23011) on Form N-1A of Penn Capital Funds Trust, under the Securities Act of 1933 and the Investment Company Act of 1940, respectively. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
FAEGRE DRINKER BIDDLE & REATH LLP
Philadelphia, Pennsylvania
October 29, 2021